EXHIBIT 99.1

September 25, 2006 Press release

Timberline Signs Memorandum of Understanding for Lease/Option of Conglomerate Mesa Gold Project

COEUR D'ALENE, Idaho, Sept. 25, 2006, Sep 25, 2006 (PRIMEZONE via COMTEX) -- Timberline Resources Corporation (OTCBB: TBLC) today announced the signing of a Memorandum of Understanding (MOU) outlining the terms for a Lease/Option to Purchase Agreement for the Conglomerate Mesa Gold Project in Inyo County, California. The project hosts structurally and stratigraphically controlled, sediment-hosted gold mineralization similar to the "Carlin-type" deposits of north-central Nevada. Four claim blocks have been acquired or staked within the project area totaling 250 claims, covering nearly ten square miles, including several mineralized gold zones identified by prior operators.

The property was originally explored by Newmont while it was within the Cerro Gordo Wilderness Study Area (WSA). Initial drilling of just one of the mineralized zones ("Resource Area") outlined mineralized material pre-dating (and not compliant with) NI 43-101 standards totaling 175,000 ounces of gold contained in 3 million tons grading 0.06 ounces per ton (oz/t). Newmont withdrew from Conglomerate Mesa in 1993. Federal agencies dropped the property's WSA status the following year, removing significant impediments to future development.

The core area of the Conglomerate Mesa property was explored by BHP in 1995, with eight target zones identified, based partly on surface road cut channel samples which included the following highlights:

 Dragonfly Zone         40 ft of 0.37 oz/t gold (within 140 ft of

                         0.12 oz/t gold)

                        7 ft of 0.25 oz/t gold

                        15 ft of 0.11 oz/t gold

 Mid CMFS Zone          10 ft of 0.03 oz/t gold

 Resource Area          40 ft of 0.15 oz/t gold

 East Area              5 ft of 0.10 oz/t gold

                        15 ft of 0.21 oz/t gold

 South Drainage Zone    6 ft of 0.12 oz/t gold

                        20 ft of 0.04 oz/t gold

In 1997, BHP conducted a widely-spaced, 10-hole reverse-circulation drill program at Conglomerate Mesa which included the following highlights:

 Dragonfly Zone         CM97-3     20 ft of 0.06 oz/t gold

                        CM97-4     30 ft of 0.10 oz/t gold

                                   40 ft of 0.11 oz/t gold

                                   30 ft of 0.05 oz/t gold

                        CM97-5     40 ft of 0.04 oz/t gold

 Mid CMFS Zone          CM97-6     35 ft of 0.04 oz/t gold

 Resource Area          CM97-9     35 ft of 0.03 oz/t gold

Later that year, BHP made a corporate decision to withdraw from the gold industry and dropped the property.

Timberline, as part of recent due diligence efforts at Conglomerate Mesa, acquired rock chip samples from three of the known mineralized zones, returning the following results:

 Dragonfly Zone         Cgl06-01   0.35 oz/t gold

                        Cgl06-02   0.07 oz/t gold

                        Cgl06-03   0.45 oz/t gold

 Resource Area          Cgl06-04   0.14 oz/t gold

 East Area              Cgl06-05   0.52 oz/t gold

The gold mineralization and associated alteration are structurally and stratigraphically controlled. The gold mineralization at Conglomerate Mesa is introduced along axial plane fault zones within a northerly trending anticline and preferentially within favorable host sediments.

All available data from prior operators is now being compiled in preparation for an immediate program of geologic mapping and geochemical sampling to define targets for a drill program planned for early 2007.

Timberline's V.P. of Exploration, Paul Dircksen stated, "The host rock lithology, alteration, and geochemistry at Conglomerate Mesa represent the discovery of Carlin-style gold mineralization outside the main trends of north-central Nevada. The grades and distribution of mineralization indicate the potential for the discovery and delineation of a multi-million ounce gold deposit amenable to bulk or underground mining techniques."

The MOU provides Timberline the right to purchase a 100-percent interest in the Project, subject to a 4-percent NSR production royalty of which 1-percent may be purchased for $1-million. In the first year of the proposed agreement, Timberline is obligated to make an option payment of $75,000 and 100,000 shares of its common stock to the property owners, along with a commitment to $100,000 in exploration expenditures. The option payment will continue at $75,000 in 2007, and then increase by $25,000 per year annually to a cap of $250,000. Annual share payments and work commitments will remain fixed at 100,000 and $100,000, respectively.

This press release has been reviewed and approved by Paul Dircksen, a Qualified Person as defined by NI 43-101.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with "blue sky" upside from its mineral exploration division. Timberline is a fully-reporting company with fewer than 20 million shares outstanding. Its common stock is quoted on the OTC Bulletin Board under the symbol "TBLC."

Certain statements contained in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results. The timing of the SEC registration and review process is inherently uncertain and may be delayed indefinitely, and if completed does not guarantee that Timberline will attract additional market attention or complete any necessary financing in the future, or that the price of Timberline's securities will rise.

This news release was distributed by PrimeZone, www.primezone.com

SOURCE: Timberline Resources Corporation

By Staff

CONTACT:  Timberline Resources Corporation

          John Swallow, Chairman & CEO

          (208) 664-4859

          www.timberline-resources.com

(C) 2006 PRIMEZONE, All rights reserved.